Exhibit 10.14

Pish Posh Baby

320 Cross St

Lakewood, NJ 08701

July 24, 2014

Julie McCaffrey

Consultant

Dear Julie:

As previously discussed on phone and via email, I wanted to outline our agreement.

Here’s the promised summary of where we are on the project we discussed. If you disagree with anything I’ve written, please let me know via email.

Pishposh will be hiring you as a consultant for $1,000 per week anticipating 20-25 hours’ worth of work. The scope of the project is our first goal to accomplish. We will start with a 60 day trial started on July 21st 2014 going through September 19th 2014. We will be focusing on 3 categories,

●	Baby Mobile Network – which we will still need to figure out the stock option rewards,
●	Marketing and Branding for Pishposh
●	Head of Mom Reps for Pishposh.

We have discussed in length and via email all details of these categories so I believe there is clear communications in regard to these areas.

Sincerely,

Eli Nojovitz

COO